Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated May 18, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Allegro MicroSystems, Inc. on Form 10-K for the year ended March 25, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Allegro MicroSystems, Inc. on Forms S-3 (File No. 333-260647) and S-8 (File No. 333-249771).
/s/ GRANT THORNTON LLP
Boston, Massachusetts
May 18, 2022